EXHIBIT 23.3

Deloitte
Auditores y Consultores Limitada
Av. Providencia 1760
Pisos 6, 7, 8, 9, 13 y 18
Providencia, Santiago
Chile
Fono: (56-2) 729 7000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Nippon Oil Corporation and Nippon Mining Holdings, Inc. on Form F-4 of our report dated September 2, 2009 relating to the financial statements of Minera Los Pelambres (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to: 1) accounting principles in Chile varying in certain significant respects from accounting principles generally accepted in the United States of America and 2) the financial statements have been translated into English solely for the convenience of readers outside of Chile) appearing in the Prospectus, which is part of this Registration Statement, and the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte
Deloitte
Santiago — Chile
December 23, 2009
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Miembro de Deloitte Touche Tohmatsu